PAYING AND TRANSFER AGENCY AGREEMENT
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     This Agreement is made as of July 15, 1992 by and between The Greater China
Fund, Inc., a Maryland corporation (the "Fund"), and Provident National Bank ("Provident"), a national banking association.

     The Fund is registered as a closed-end management investment company under the Investment Company Act of 1940 (the "1940" Act), as amended. The Fund wishes to retain Provident to provide paying and transfer agency services, and Provident wishes to furnish such services.

     In consideration of the promises and mutual covenants herein contained, the parties agree as follows:

     1. Definitions.

          (a) "Authorized Person". The term "Authorized Person" shall mean any officer of the Fund and any other person, who is duly authorized by the Fund's Governing Board, to give Oral and Written Instructions on behalf of the Fund. Such persons are listed in the Certificate attached hereto as the Authorized Persons Appendix. If Provident provides more than one service hereunder, the Fund's designation of Authorized Persons may vary by service.

          (b) "CFTC". The term "CFTC" shall mean the Commodities Futures Trading Commission.

          (c) "Governing Board". The term "Governing Board" shall mean the Fund's Board of Directors if the Fund is a corporation or

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the Fund's Board of Trustees if the Fund is a trust, or, where duly authorized, a competent committee thereof.

          (d) "Oral Instructions". The term "Oral Instructions" shall mean oral instructions received by Provident from an Authorized Person or from a person reasonably believed by Provident to be an Authorized Person.

          (e) "SEC". The term "SEC" shall mean the Securities and Exchange Commission.

          (f) "Securities and Commodities Laws". The terms the "1933 Act" shall mean the Securities Act of 1933, the "1934 Act" shall mean the Securities Exchange Act of 1934, the "1940 Act" shall mean the Investment Company Act of 1940, as amended, and the "CEA" shall mean the Commodities Exchange Act, as amended.

          (g) "Shares". The term "Shares" shall mean the shares of stock of any series or class of the Fund, or, where appropriate, units of beneficial interest in a trust where the Fund is organized as a Trust.

          (h) "Property". The term "Property" shall mean:

               (i) Any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with Provident or which Provident may from time to time hold for the Fund;
               (ii) All income in respect of any of such securities or other investment items;
               (iii) All proceeds of the sale of any of such securities or investment items; and
               (iv) All proceeds of the sale of securities issued by the Fund, which are received by Provident from time to time, from or on behalf of the Fund.

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          (i) "Written Instructions". The term "Written Instructions" shall mean written instructions signed by one Authorized Person and received by Provident. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

     2. Appointment. The Fund hereby appoints Provident to provide paying and transfer agency services and to act as agent in connection with the Fund's dividend reinvestment plan, in accordance with the terms set forth in this Agreement, and Provident accepts such appointment and agrees to furnish such services.

     3. Delivery of Documents. The Fund has provided or, where applicable, will provide Provident with the following:

          (a) Certified or authenticated copies of the resolutions of the Fund's Governing Board, approving the appointment of Provident or its affiliates to provide services;

          (b) A copy of the Fund's most recent effective registration statement;

          (c) A copy of the Fund's advisory agreement or agreements;

          (d) A copy of the Fund's distribution agreement or agreements;

          (e) A copy of the Fund's administration agreement if Provident is not providing the Fund with such services;

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          (f) Copies of any shareholder servicing agreements made in respect of the Fund; and

          (g) Certified or authenticated copies of any and all amendments or supplements to the foregoing.

     4. Compliance with Government Rules and Regulations. Provident undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and the CEA, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to all duties to be performed by Provident hereunder. Except as specifically set forth herein, Provident assumes no responsibility for such compliance by the Fund.

     5. Instructions. Unless otherwise provided in this Agreement, Provident shall act only upon Oral and Written Instructions.

     Provident shall be entitled to rely upon any Oral and Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Provident to be an Authorized Person) pursuant to this Agreement. Provident may assume that any Oral or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Governing Board or of the Fund's shareholders.

     The Fund agrees to forward to Provident Written Instructions confirming Oral Instructions so that Provident receives the Written

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Instructions by the close of business on the same day that such Oral
Instructions are received. The fact that such confirming Written Instructions are not received by Provident shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. The Fund further agrees that Provident shall incur no liability to the Fund in acting upon Oral or Written Instructions provided such instructions reasonably appear to have been received from an Authorized Person.

     6. Right to Receive Advice.

          (a) Advice of the Fund. If Provident is in doubt as to any action is should or should not take, Provident may request directions or advice, including Oral or Written Instructions, from the Fund.

          (b) Advice of Counsel. If Provident shall be in doubt as to any question of law pertaining to any action is should or should not take, Provident may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund's advisor or Provident, at the option of Provident).

          (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral or Written Instructions Provident receives from the Fund, and the advice it receives from counsel, Provident shall be entitled to rely upon and follow the advice of counsel.

          (d) Protection of Provident. Provident shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral or Written Instructions it receives from

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the Fund or from counsel and which Provident believes, in good faith, to be consistent with those directions, advice or Oral or Written Instructions.

     Nothing in this paragraph shall be construed so as to impose an obligation upon Provident (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Provident's properly taking or not taking such action.

     7. Records. The books and records pertaining to the Fund, which are in the possession of Provident, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, or the Fund's Authorized Persons, shall have access to such books and records at all times during Provident's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Provident to the Fund or to an Authorized Person of the Fund, at the Fund's expense.

     8. Confidentiality. Provident agrees to keep confidential all records of the Fund and information relative to the Fund and its shareholders (past, present and potential), unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld. The Fund further agrees that, should

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Provident be required to provide such information or records to duly constituted authorities (who may institute civil or criminal contempt proceedings for failure to comply), Provident shall not be required to seek the Fund's consent prior to disclosing such information.

     9. Cooperation with Accountants. Provident shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

     10. Disaster Recovery. Provident shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, Provident shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

     11. Compensation. As compensation for Services rendered by Provident during the term of this Agreement, the Fund will pay to Provident a fee or fees as may be agreed to from time to time in writing by the Fund and Provident.

     12. Indemnification. The Fund agrees to indemnify and hold harmless Provident and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without

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limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, and amendments thereto, and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action which Provident takes or does not take (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions. Neither Provident, nor any of its nominees, shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of Provident's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

     13. Responsibility of Provident. Provident shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Provident, in writing. Provident shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. Provident shall be responsible for its own negligent failure to perform its duties under this Agreement.

     Without limiting the generality of the foregoing or of any other provision of this Agreement, Provident, in connection with its duties under this Agreement, shall not be under any duty or obligation to inquire into and shall not be liable for (a) the

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validity or invalidity or authority or lack thereof of any Oral or Written
Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Provident reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond Provident's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. Notwithstanding the foregoing, Provident shall not be responsible for losses beyond its control, provided that Provident has acted in accordance with the standard of care set forth above; and provided further that Provident shall only be responsible for that portion of losses or damages suffered by the Fund that are attributable to the negligence of Provident.

     Notwithstanding anything in this Agreement to the contrary, Provident shall have no liability to the fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of Provident's performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by Provident.

     14. Description of Services.

          (a) Services Provided on an Ongoing Basis by Provident to the Fund.

              (i)   Maintain proper shareholder registrations;
             (ii)   Countersign securities;

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            (iii)   Provide toll-free lines for direct shareholder use, plus
                    customer liaison staff for on-line inquiry response;
             (iv)   Provide periodic shareholder lists and statistics to the
                    clients;
              (v)   Periodic mailing of year-end tax and statement information;
                    and
             (vi)   Timely notification of investment advisor, accounting agent, and custodian of fund activity.

          (b) Services Provided by Provident Under Oral or Written Instructions of the Fund.

               (i)  Pay dividends and other distributions; and
              (ii)  Issue and cancel certificates.

          (c) Cancellation and Reissuance of Shares. Upon receipt of appropriate notification of cancellation and reissuance, Provident National Bank shall cancel, reissue and credit the account of the investor or other recordholder with Shares in accordance with standard industry practice.

          (d) Dividends and Distributions. Provident must receive a resolution of the Fund's Governing Board authorizing the declaration and payment of dividends and distributions. Upon receipt of the resolution, Provident shall issue the dividends and distributions in shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's prospectus. Such issuance or payment shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. The Fund's shareholders shall receive tax forms and other information, or permissible substitute notice, relating to dividends and distributions, paid by the Fund as are required to be

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filed and mailed by applicable law, rule or regulation.

     Pursuant to Written Instructions, Provident may arrange for the direct payment of cash dividends and distributions to shareholder by the Fund's custodian, instead of Provident disbursing such funds to the shareholder after receipt from the Fund's custodian.

     Provident shall maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

     In accordance with the Prospectus and such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Provident and the Fund's Custodian, the Transfer Agent shall process applications from Shareholders relating to the Fund's Dividend Reinvestment Plan ("Dividend Reinvestment Plan") and will effect purchases of Shares in connection with the Dividend Reinvestment Plan.

          (e) Communications to Shareholders. Upon timely written instructions, Provident shall mail all communications by the Fund to its shareholders, including:

               (i)  Reports to shareholders;
              (ii)  Confirmations of purchases and sales of fund shares;
             (iii)  Monthly or quarterly statements;
              (iv)  Dividend and distribution notices;
               (v)  Proxy material; and
              (vi)  Tax form information.

     Provident will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

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          (f) Records. Provident shall maintain records of the accounts for each shareholder showing the following information:

               (i) Name, address and United States Tax Identification or Social Security number;
              (ii) Number and class of shares held and number and class of shares for which certificates, if any, have been issued, including certificate numbers and denominations;
             (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;
              (iv) Any stop or restraining order placed against a shareholder's account;
               (v) Any correspondence relating to the current maintenance of a shareholder's account;

              (vi)  Information with respect to withholdings; and
             (vii) Any information required in order for the transfer agent to perform any calculations contemplated or required by this Agreement.

          (h) Lost or Stolen Certificates. Provident shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation.

     A new certificate shall be registered and issued upon:

               (i) Shareholder's pledge of a lost instrument bond or such and other appropriate indemnity bond issued by a surety company approved by Provident; and
              (ii) Completion of a release and indemnification agreement to protect Provident signed by the shareholder and Provident.

          (i) Shareholder Inspection of Stock Records. Upon requests from Fund shareholders to inspect stock records, Provident will notify the Fund and require instructions granting or denying each such request.

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     Unless Provident has acted contrary to the Fund's instructions, the Fund agrees to release Provident from any liability for refusal of permission for a particular shareholder to inspect the Fund's shareholder records.

          (j) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, Provident shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

     15. Duration and Termination. This Agreement shall continue until terminated by the Fund or by Provident on sixty (60) days prior written notice to the other party.

     16. Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notice shall be address (a) if to Provident at Provident's address, 103 Bellevue Parkway, Wilmington, Delaware 19809; (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If notice is sent by confirming telegram, cable telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

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     17. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     18. Delegation. Provident may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Provident National Bank or PNC Financial Corp., provided that (i) Provident gives the Fund thirty (30) days prior written notice; (ii) the delegate agrees with Provident to comply with all relevant provisions of the 1940 Act; and (iii) Provident and such delegate promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     21. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions.

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     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     This Agreement shall be governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                        PROVIDENT NATIONAL BANK

                                        By: /s/ Robert J. Perlsweig
                                           -------------------------------------

                                        THE GREAT CHINA FUND, INC.


                                        By: /s/ David G.P. Scholfield
                                           -------------------------------------
















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